Exhibit 99.1

ARRIS Announces Preliminary and Unaudited Third Quarter 2016 Results

SUWANEE, Ga., October 26, 2016 – ARRIS International plc (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the third quarter 2016.

Third Quarter 2016 Financial Highlights

•	GAAP revenues were $1.725 billion

•	Adjusted revenues (a non-GAAP measure) were $1.735 billion

•	GAAP net income was $0.25 per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.77 per diluted share

•	End-of-quarter cash resources were $1.110 billion

•	Cash from operating activities was $297 million

•	Order backlog was $1.034 billion

•	Book-to-bill ratio was 0.88

On January 4, 2016, the Company completed the acquisition of Pace plc and, as a result, comparisons to prior year periods are materially affected and the results include several restructuring and acquisition related items.

“We had a strong third quarter with revenue solidly in line with our guidance. Cash generation was very robust, with our combined success in the market and the integration of Pace and planned synergies ahead of schedule. I am very proud of what the ARRIS team has accomplished so far in 2016, and excited to lead the organization going forward,” said Bruce McClelland, newly appointed ARRIS CEO. “The industry shift to enable the delivery of video content over robust high performance broadband networks continues to accelerate and is at the heart of our strategy. I am very confident we have the talent and product pipeline to capitalize on this global opportunity.”

“With respect to the fourth quarter 2016, we expect revenues will be in the range of $1.665 billion to $1.715 billion, adjusted revenues in the range of $1.675 billion to $1.725 billion. GAAP net income per diluted share in the range of $0.23 to $0.27 and adjusted net income per diluted share in the range of $0.68 to $0.72,” said David Potts, ARRIS CFO.

GAAP revenues in the third quarter 2016 of $1.725 billion were up $504 million, or 41%, as compared to third quarter 2015 revenues of $1.221 billion. Third quarter revenues were down $5 million, or less than 1%, as compared to second quarter 2016 revenues of $1.730 billion. Through the first three quarters of 2016, revenues of $5.070 billion were up $1.373 billion, or 37%, as compared to the first three quarters of 2015 revenues of $3.697 billion. GAAP revenues include a $9.6 million reduction for the third quarter 2016 and a $14.0 million reduction for the nine months ended September 30, 2016 as a result of the accounting for the customer warrant programs.

Adjusted revenues (a non-GAAP measure) in the third quarter 2016 were $1.735 billion as compared to $1.221 billion for the third quarter 2015, and the second quarter 2016 revenue of $1.734 billion. Year to date, adjusted revenues were $5.084 billion for 2016 as compared to the first nine months of 2015 adjusted revenues of $3.697 billion. As noted above, the adjustments to revenues are non-cash and solely relate to the accounting for the customer warrant programs.

A reconciliation of adjusted revenue to GAAP revenue is attached to this release and also can be found on the Company’s website (www.arris.com).

GAAP net income in the third quarter 2016 was $0.25 per diluted share, as compared to GAAP net income of $0.18 per diluted share in the third quarter 2015 and a GAAP net income of $0.44 per diluted share in the second quarter 2016.

Year to date, GAAP net loss was $(0.37) per diluted share for 2016, as compared to the first nine months of 2015 GAAP net income of $0.42 per diluted share.

Adjusted net income (a non-GAAP measure) in the third quarter 2016 was $0.77 per diluted share, as compared to $0.56 per diluted share for the third quarter 2015, and the second quarter 2016 adjusted net income of $0.84 per diluted share.

Year to date, adjusted net income was $2.07 per diluted share for 2016 as compared to the first nine months of 2015 adjusted net income of $1.53 per diluted share.

A reconciliation of adjusted net income per diluted share to GAAP net income per diluted share is attached to this release and also can be found on the Company’s website (www.arris.com).

Cash & Cash Equivalents - The Company ended the third quarter 2016 with $1.110 billion of cash resources, as compared to $903 million at the end of the second quarter 2016. The Company generated $297 million of cash from operating activities during the third quarter 2016, as compared to $208 million during the third quarter 2015. Through the first nine months of 2016, the Company generated $335 million of cash from operating activities as compared to $216 million generated during the same period in 2015.

Order backlog at the end of the third quarter 2016 was $1.034 billion as compared to $559 million and $1.239 billion at the end of the third quarter 2015 and the second quarter 2016, respectively. The Company’s book-to-bill ratio in the third quarter 2016 was 0.88 as compared to the third quarter 2015 of 0.92 and the second quarter 2016 of 0.94.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, October 26, 2016, to discuss these results in detail. You may participate in this conference call by dialing 888-679-8034 or 617-213-4847 for international calls prior to the start of the call and providing the ARRIS International plc name, conference pass code 26216592# and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through November 9, 2016, by dialing 888-286-8010 or 617-801-6888 for international calls and using the pass code 95195329. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arris.com.

Forward-Looking Statements

Statements made in this press release, including those related to:

•	revenues and net income for the fourth quarter 2016;

•	integration of the acquired Pace business;

•	expected sales levels and acceptance of new ARRIS products; and

•	the general market outlook and industry trends

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the fourth quarter 2016 as well as the general outlook are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	volatility in the currency fluctuation may adversely impact our international customer’s ability or willingness to purchase products and the pricing of our products;

•	we may fail to realize the expected benefits of the recently completed Pace acquisition and may incur unknown liabilities;

•	impacts of the recent U.K. referendum to leave the European Union, and the timing with respect to the same, remain largely unknown and could have an adverse impact on our results of operations;

•	regulatory changes, including those related to tax and the FCC, could have an adverse impact on our operations and results of operations;

•	the outstanding warrants held by customers will result in fluctuations in our GAAP revenues and GAAP net income per diluted share as a result of the required accounting adjustments;

•	our customers operate in a capital intensive consumer-based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that we offer;

•	because the market in which we operate is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•	recently completed transactions within our customer base, including the acquisition of Cablevision by Altice, and the acquisition of Time Warner by Charter, may have an impact on the amount and/or timing of customer’s spending.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: rights to intellectual property, including related litigation; the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2016. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

###

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises, LLC. 2016. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
ASSETS

Current assets:
Cash and cash equivalents	$1,031,978	$870,992	$659,181	$863,582	$673,346
Short-term investments, at fair value	67,567	21,881	17,069	15,470	107,777

Total cash, cash equivalents and short term investments	1,099,545	892,873	676,250	879,052	781,123

Accounts receivable, net	1,104,596	1,053,760	972,540	651,893	647,726
Other receivables	45,456	55,698	31,868	12,233	8,684
Inventories, net	598,105	647,497	662,287	401,592	367,536
Prepaid income taxes	30,123	29,797	22,349	25,624	29,071
Prepaids	30,992	39,388	37,285	19,319	26,430
Current deferred income tax assets	—	—	—	—	104,345
Other current assets	140,895	136,177	123,858	120,490	148,385

Total current assets	3,049,712	2,855,191	2,526,437	2,110,203	2,113,300

Property, plant and equipment, net	352,380	367,696	369,255	312,311	319,443
Goodwill	2,083,567	2,089,840	2,068,274	1,013,963	1,016,696
Intangible assets, net	1,772,243	1,902,864	2,036,791	810,448	868,054
Investments	80,914	77,749	72,115	69,542	74,924
Noncurrent deferred income tax assets	269,011	224,889	221,315	185,439	70,557
Other assets	43,989	21,626	18,849	21,610	26,843

	$7,651,816	$7,539,853	$7,313,036	$4,523,516	$4,489,817

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,010,152	$1,016,956	$818,494	$514,877	$558,371
Accrued compensation, benefits and related taxes	123,449	97,273	97,346	111,389	97,326
Accrued warranty	56,795	66,568	58,812	27,630	35,488
Deferred revenue	160,899	147,284	144,603	137,606	97,490
Current portion of LT debt & financing lease obligations	82,762	94,217	94,119	43,591	43,506
Current income taxes liability	4,581	2,892	65,543	8,368	13,139
Other accrued liabilities	317,638	262,603	248,812	169,169	168,870

Total current liabilities	1,756,276	1,687,793	1,527,729	1,012,630	1,014,190
Long-term debt & financing lease obligations, net of current portion	2,200,642	2,221,383	2,242,071	1,496,243	1,507,172
Accrued pension	51,878	55,742	55,287	64,052	67,570
Noncurrent income taxes payable	109,955	84,694	68,974	42,197	38,145
Noncurrent deferred income tax liabilities	334,434	348,378	385,690	503	329
Other noncurrent liabilities	138,227	138,013	126,330	66,930	71,560

Total liabilities	4,591,412	4,536,004	4,406,081	2,682,555	2,698,966

Stockholders’ equity:
Ordinary shares	2,825	2,834	—	—	—
Common stock	—	—	2,824	1,790	1,819
Capital in excess of par value	3,259,143	3,227,758	3,204,853	1,777,276	1,762,111
Treasury stock at cost	—	—	—	(331,329)	(331,329)
Accumulated other comprehensive loss	(21,410)	(28,973)	(20,476)	(12,646)	(20,236)
Retained earnings (deficit)	(220,296)	(240,424)	(324,667)	358,823	328,782

Total ARRIS International plc stockholders’ equity	3,020,262	2,961,195	2,862,534	1,793,914	1,741,147
Stockholders’ equity attributable to noncontrolling interest	40,142	42,655	44,421	47,047	49,704

Total stockholders’ equity	3,060,404	3,003,850	2,906,955	1,840,961	1,790,851

	$7,651,816	$7,539,853	$7,313,036	$4,523,516	$4,489,817

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$1,725,145	$1,221,416	$5,069,895	$3,696,650
Cost of sales	1,282,295	862,083	3,798,278	2,636,400

Gross margin	442,850	359,333	1,271,617	1,060,250

Operating expenses:
Selling, general, and administrative expenses	112,883	101,685	338,593	309,219
Research and development expenses	138,781	132,204	452,508	400,932
Amortization of intangible assets	89,042	57,132	297,417	171,062
Integration, acquisition, restructuring and other costs	10,831	7,531	144,888	20,996

	351,537	298,552	1,233,406	902,209

Operating income	91,313	60,781	38,211	158,041
Other expense (income):
Interest expense	20,104	14,749	58,832	56,570
Loss on investments	5,058	3,446	13,406	6,565
Loss on foreign currency	5,729	10,843	8,169	4,204
Interest income	(804)	(513)	(2,772)	(1,792)
Other expense (income), net	6,723	(2,827)	11,592	5,170

Income (loss) before income taxes	54,503	35,083	(51,016)	87,324
Income tax expense	8,851	11,737	26,069	29,710

Consolidated net income (loss)	45,652	23,346	(77,085)	57,614
Net loss attributable to noncontrolling interests	(2,510)	(2,911)	(6,902)	(4,526)

Net income (loss) attributable to ARRIS International plc	$48,162	$26,257	($70,183)	$62,140

Net income (loss) per common share (1):
Basic	$0.25	$0.18	$(0.37)	$0.43

Diluted	$0.25	$0.18	$(0.37)	$0.42

Weighted average common shares:
Basic	190,515	146,781	190,888	146,146

Diluted	191,508	149,313	190,888	149,196

(1)	Calculated based on net income (loss) attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Activities:
Consolidated net income (loss)	$45,652	$23,346	(77,085)	$57,614
Depreciation	22,770	17,306	68,813	54,243
Amortization of intangible assets	90,521	58,283	301,828	173,984
Amortization of deferred finance fees and debt discount	1,926	1,682	5,790	7,975
Impairment of intangible assets	(100)	—	2,200	—
Deferred income tax (benefit) provision	(18,628)	21,758	(97,965)	14,968
Share-based compensation expense	17,875	16,289	44,052	46,556
Provision for non-cash warrants	9,611	—	13,894	—
Provision for doubtful accounts	86	4	1,140	2,253
Loss on disposal of property, plant & equipment and other	949	36	4,878	6,058
Loss on investments	5,059	3,446	13,407	6,565
Excess tax benefits from stock-based compensation plans	(1,206)	12,488	(3,560)	(354)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(50,922)	138,139	(1,889)	(50,221)
Other receivables	10,242	3,436	(3,780)	749
Inventories	49,392	15,762	231,129	27,371
Accounts payable and accrued liabilities	79,639	(22,050)	(247,945)	6,128
Prepaids and other, net	34,058	(82,032)	80,246	(137,402)

Net cash provided by operating activities	296,924	207,893	335,153	216,487

Investing Activities:
Purchases of investments	(55,564)	(8,511)	(77,812)	(39,614)
Sales of investments	885	31,810	3,326	61,425
Purchases of property, plant and equipment, net	(16,894)	(13,377)	(40,646)	(37,698)
Proceeds from sale-leaseback transaction	—	—	—	24,960
Acquisitions, net of cash acquired	—	—	(340,118)	(97,905)
Purchases of intangible assets	—	(3,000)	(3,310)	(37,340)
Other, net	—	67	3,507	2,971

Net cash (used in) provided by investing activities	(71,573)	6,989	(455,053)	(123,201)

Financing Activities:
Proceeds from issuance of debt	—	—	800,000	—
Proceeds from sale-leaseback financing transaction	—	—	—	58,729
Payment of accounts receivable financing facility	(11,549)	—	(23,591)	—
Payment of financing lease obligation	(198)	(159)	(512)	(264)
Payment of debt obligations	(22,375)	(12,375)	(297,375)	(41,125)
Payment for deferred financing fees and debt discount	—	—	(2,304)	(8,239)
Repurchase of shares	(28,032)	—	(178,035)	(24,999)
Excess income tax benefits from stock-based compensation plans	1,206	(12,488)	3,560	354
Repurchase of shares to satisfy employee minimum tax withholdings	(3,569)	(7,466)	(17,762)	(32,452)
Proceeds from issuance of shares, net	152	12	4,315	8,016
Contribution from noncontrolling interest	—	—	—	54,250

Net cash (used in) provided by financing activities	(64,365)	(32,476)	288,296	14,270

Net increase in cash and cash equivalents	160,986	182,406	168,396	107,556
Cash and cash equivalents at beginning of period	870,992	490,940	863,582	565,790

Cash and cash equivalents at end of period	$1,031,978	$673,346	$1,031,978	$673,346

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

	Q3 2015		Q2 2016		Q3 2016		YTD Sep 2015		YTD Sep 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net sales	$1,221,416		$1,730,044		$1,725,145		$3,696,650		$5,069,895

Highlighted items:
Reduction in net sales related to warrants	—		4,283		9,611		—		13,894

Net sales excluding highlighted items	$1,221,416		$1,734,327		$1,734,756		$3,696,650		$5,083,789

	Q3 2015		Q2 2016		Q3 2016		YTD Sep 2015		YTD Sep 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) attributable to ARRIS International plc	$26,257	$0.18	$84,227	$0.44	$48,162	$0.25	$62,140	$0.42	$(70,183)	$(0.37)

Highlighted items:
Impacting gross margin:
Stock compensation expense	2,284	0.02	1,997	0.01	2,773	0.01	6,289	0.04	7,009	0.04
Reduction in net sales related to warrants	—	—	4,283	0.02	9,611	0.05	—	—	13,894	0.07
Acquisition accounting impacts of inventory valuation	—	—	20,039	0.10	493	—	—	—	50,824	0.26

Impacting operating expenses:
Integration, acquisition, restructuring and other costs	7,532	0.05	43,138	0.23	10,831	0.06	20,996	0.14	144,888	0.75
Amortization of intangible assets	57,132	0.38	109,883	0.57	89,042	0.46	171,063	1.15	297,417	1.55
Stock compensation expense	14,005	0.09	9,905	0.05	15,102	0.08	40,267	0.27	37,044	0.19
Noncontrolling interest share of non-GAAP adjustments	(791)	(0.01)	(776)	—	(776)	—	(1,590)	(0.01)	(2,328)	(0.01)

Impacting other (income) / expense:	—
Impairment on investments	—	—	5,000	0.03	2,851	0.01	150	—	7,851	0.04
Debt amendment fees	669	—	—	—	(237)	—	15,051	0.10	(237)	—
Credit facility - ticking fees	678	—	—	—	—	—	678	—	(9)	—
Foreign exchange contract losses related to cash consideration of Pace acquisition	15,429	0.10	—	—	—	—	8,584	0.06	1,610	0.01
Adjustment to liability related to foreign tax credit benefits	(3,669)	(0.02)					(3,669)	(0.02)	—	—
France R&D tax credit	—	—	—	—	4,992	0.03	—		4,992	0.03
Loss on sale of building	—	—	—	—	—	—	5,142	0.03	—	—

Impacting income tax expense:									—
Foreign withholding tax	—	—	—	—		—	—	—	54,741	0.28
Net tax items	(35,845)	(0.24)	(117,291)	(0.61)	(36,140)	(0.19)	(96,500)	(0.65)	(150,014)	(0.78)

Total highlighted items	57,424	0.38	76,178	0.40	98,542	0.51	166,461	1.12	467,682	2.43

Net income excluding highlighted items	$83,681	$0.56	$160,405	$0.84	$146,704	$0.77	$228,601	$1.53	$397,499	$2.07

Weighted average common shares - basic		146,781		190,409		190,515		146,146		190,888

Weighted average common shares - diluted		149,313		191,250		191,508		149,196		192,115

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Reduction in Revenue Related to Warrants: We entered into agreements with customers for the issuance of warrants to purchase up to 14.0 million of ARRIS’ ordinary shares. Vesting of the warrants is subject to certain purchase volume commitments, and therefore the accounting guidance requires that we record the change in the fair value of warrants as a reduction in revenue. Until final vesting, changes in the fair value of the warrants will be marked to market and any adjustment recorded in revenue. We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and gross margin.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Accounting Impacts Related to Inventory Valuation: In connection with the accounting related to our acquisitions, business combinations rules require the inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we are required to write the inventory up to end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold as the historic and forward gross margin trends will differ as a result of the adjustments. We believe it is useful to understand the effects of this on cost of goods sold and margin.

Integration, Acquisition, Restructuring and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income (loss) measures. We incurred expenses in connection with the ActiveVideo and the Pace acquisitions, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring consists of employee severance and abandoned facilities. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed with Charter for the acquisition of ActiveVideo is accounted for by ARRIS under the consolidation method. As a result, the consolidated statement of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non-GAAP adjusted measures recorded by the joint venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investments: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2015, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement, extend the maturities of certain loan facilities, increase the amount of the revolving credit facility, and add a new term A-1 loan facility. We have excluded the effect of the associated fees in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Credit Facility - Ticking Fees: In connection with our acquisition of Pace, the cash portion of the consideration was funded through debt financing commitments. A ticking fee is a fee paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Foreign Exchange Contract (Gains) Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Adjustment to Liability Related to Foreign Tax Credit Benefits: In connection with our acquisition of Motorola Home, we have obtained certain foreign tax credit benefits for which we have recorded a liability to Google resulting from certain provisions in the acquisition agreement. The expense and subsequent adjustments related to this liability has been recorded as part of other expense (income). We have excluded the effect of the expense in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this item on our total other expense (income).

France R&D Tax Credit: France R&D tax credits were recorded as an other asset on the date of our acquisition of Pace, as Pace France had a history of losses and did not expect to utilize their R&D Tax Credits against a future France income tax liability. Our restructuring in France required a reclassification of the R&D tax credits from other assets to deferred tax assets prior to the utilization of the tax credits. This impact of the reclassification was a charge to other expense with an offsetting tax benefit. We have excluded the effect of the other expense and tax benefit in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this event on our total other expense (income) and income tax.

Loss on Sale of Building: In the first quarter of 2015, the Company sold land and a building that qualified for sale-leaseback accounting and was classified as an operating lease. A loss has been recorded on the sale. We have excluded the effect of the loss on sale of property in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Foreign Withholding Tax: In connection with our acquisition of Pace, ARRIS US Holdings, Inc. transferred shares of its subsidiary ARRIS Financing II Sarl to ARRIS International plc. Under U.S. tax law, based on the best available information, we believe the transfer constituted a deemed distribution from ARRIS U.S. Holdings Inc. to ARRIS International plc that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS U.S. Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through December 31, 2016. Accordingly, ARRIS U.S. Holdings Inc. remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty). We have excluded the withholding tax in calculating our non-GAAP financial measures.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.